SUBSIDIARIES OF THE COMPANY

                                                             State/Country
                         Name*                              of
          Incorporation
                         -----                              ---------------
          -

          Hondo Magdalena Oil & Gas Limited                      Jersey/UK

          Mackenzie Porcupine Pipeline Company                   Delaware

          Newhall Refining Co., Inc.                             Delaware

          Pauley Pacific Inc.                                    Delaware

          Pauley Transportation                                  Delaware

          Red-E-Crete, Inc.                                      California

          The Anderson Company                                   New Mexico

          Via Verde Development Company                          California


          * None of the Company's subsidiaries use trade or other names under which the do business.